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                                                                    EXHIBIT 99.1

(COMPASS MINERALS LOGO)

NEWS RELEASE
FOR MORE INFORMATION CONTACT:
Peggy Landon (913-344-9315)
Director of Investor Relations and Corporate Communications

                   COMPASS MINERALS POSITIONS LEADERSHIP TEAM
                            TO DRIVE CONTINUED GROWTH

     OVERLAND PARK, Kan. (October 30, 2006) - Compass Minerals (NYSE: CMP) has realigned its leadership team to better support the company's strategic growth initiatives. The changes are effective November 1.

     David Goadby will serve as vice president - strategic development and will be responsible for identifying strategic internal and external opportunities for profitable long-term growth. Mr. Goadby has most recently served as vice president and managing director of Compass Minerals' U.K. subsidiary, Salt Union Ltd., where he has developed a variety of innovative initiatives including Minosus Ltd., the company's joint venture which stores documents and inert waste in abandoned areas of the company's 160-year-old salt mine in Winsford, England. Mr. Goadby will continue to serve as chairman of Minosus Ltd.

     Ronald Bryan, who currently leads the company's Great Salt Lake Minerals subsidiary and its specialty fertilizer segment, will assume additional responsibility for Salt Union as vice president and general manager of Great Salt Lake Minerals and Salt Union. His appointment is designed to strengthen the company's international capabilities by leveraging collaboration among its global operations.

     "This re-alignment will allow Compass Minerals to better capitalize on profitable growth opportunities, both organic and external, while leveraging the synergies of our U.K.-based salt business with our broader North American operations," said Angelo Brisimitzakis, Compass Minerals president and CEO.

     Both Mr. Goadby and Mr. Bryan will continue to report to Dr. Brisimitzakis and serve on the company's Corporate Executive Council.

     About Compass Minerals

     Based in the Kansas City metropolitan area, Compass Minerals is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates ten production and packaging facilities, including the largest rock salt mine in the world in Goderich, Ontario. In addition, Compass Minerals is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf, and magnesium chloride, which is a premium deicing and dust control agent. The company produces products for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications.


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